Exhibit 99.2

         Family Dollar Provides Update on Stock Option Review

       Announces Pretax Charge of Approximately $10.5 Million to
                Previously Reported Fiscal 2006 Results

          Updates Guidance for Second Quarter of Fiscal 2007


    MATTHEWS, N.C.--(BUSINESS WIRE)--March 7, 2007--Family Dollar Stores, Inc. (NYSE:FDO) announced today that the Company has determined that it did not properly account for the issuance of certain stock options granted during the period from fiscal 1995 to fiscal 2006 and plans to record a charge in the amount of approximately $10.5 million, for the year ended August 26, 2006 ("fiscal 2006"). The Company's accounting determinations are based on its review of the principal factual findings made by the Special Committee appointed by the Board of Directors to review the Company's stock option grant practices and presented to the Company's Board of Directors and management. As the impact of the resulting accounting adjustments attributable to any prior reporting periods was not material to any of such periods, the Company will not restate previously issued financial statements. Rather, the Company plans to record a pretax cumulative charge in the amount of approximately $10.5 million, or approximately $0.04 per diluted share after taxes, for fiscal 2006.

    Approximately $7.9 million of the $10.5 million charge relates to the annual grants made in fiscal years 1995 to 2004 to all stock option participants, with the remaining charge arising from grants made to newly hired employees (approximately $1.3 million) and interest expense arising as a result of certain related tax adjustments. Annual stock option grants were made to employees as part of the Company's annual compensation review process, which generally occurred over a number of weeks. The Company's available documentation of the annual grant process was incomplete in most years. As a result, the Company has selected the date of the delivery of stock option agreements to its employees as the measurement date for accounting purposes for most annual grants rather than the original grant date selected by the Company. Beginning in fiscal 2005, the Company's stock option practices for the annual grants were revised, and therefore, the measurement dates for such grants were correctly determined.

    The Company expects to record approximately $12 million during the second quarter for legal, accounting and related expenses incurred in connection with the Special Committee's review and related matters. As a result of such previously unplanned expense, the Company currently expects earnings for the fiscal 2007 second quarter will be at or near the low end of the Company's previously provided guidance of $0.58 to $0.64 per share.

    The Special Committee is continuing its consideration of various matters relating to the Company's option granting practices, including consideration of appropriate remedial measures and what actions the Company should take with respect to the pending shareholder derivative litigation. The Company's accounting determinations were reviewed with the Company's independent registered public accountants, PricewaterhouseCoopers, LLP. The Company expects to file its annual report on Form 10-K for the 2006 fiscal year and its fiscal 2007 first quarter report on Form 10-Q within the next several weeks. The Company is continuing to address related tax issues.

    Cautionary Statements

    Certain statements contained in this report are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

    -- the final report and recommendations of the Special Committee of the Company's Board of Directors, including appropriate remedial measures;

    -- developments in legal or regulatory guidance regarding stock option grants and related accounting matters,

    --  developments in the shareholder derivative actions,

    --  the outcome of the SEC investigation,

    -- other litigation or governmental investigations or proceedings resulting from the Company's stock option practices and the results of the Company's review of such practices and related resulting accounting charges,

    -- failure to comply with covenants governing the Company's indebtedness,

    -- the delays in the Company's timely filing of its reports with the SEC and risks that may be associated with the claims or proceedings related to such matters,

    -- competitive factors and pricing pressures, including energy prices,

    --  changes in economic conditions,

    --  the impact of acts of war or terrorism,

    --  changes in consumer demand and product mix,

    -- unusual weather, natural disasters or pandemic outbreaks that may impact sales and/or operations,

    --  the impact of inflation,

    --  merchandise supply and pricing constraints,

    --  success of merchandising and marketing programs,

    -- the Company's ability to successfully execute its ongoing operational functions,

    -- general transportation or distribution delays or interruptions,

    --  dependence on imports,

    -- changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

    --  success of new store opening programs,

    -- costs and delays associated with building, opening and operating new distribution facilities and stores,

    -- costs and/or failure to achieve results associated with the implementation of programs, systems and technology, including merchandising and supply chain processes, store technology, cooler installations and related food programs, Urban
        Initiative programs, and real estate expansion goals,

    -- changes in food and energy prices and their impact on consumer spending and the Company's costs,

    --  changes in shrinkage,

    --  the Company's ability to attract and retain employees,

    -- changes in interpretations or applications of accounting principles, or

    -- changes in state or federal laws or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.

    Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under "Cautionary Statement Regarding Forward-Looking Statements" or "Risk Factors" in the Company Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

    About Family Dollar Stores, Inc.

    With more than 6,300 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

    CONTACT: Family Dollar Stores, Inc.
             Kiley F. Rawlins, CFA
             Divisional Vice President
             704-849-7496
             http://www.familydollar.com